EXHIBIT 99.1


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News release: IMMEDIATE RELEASE


           SHAREHOLDERS APPROVE MERGER OF JP MORGAN CHASE AND BANK ONE


NEW YORK, CHICAGO, MAY 25, 2004 - J.P. Morgan Chase & Co. and Bank One Corporation announced that, at separate meetings today, their respective shareholders had approved the merger of the two companies. The companies are expecting to complete the merger of their holding companies in mid-2004, subject to regulatory approvals.

Bank One Corporation (www.bankone.com) is the nation's sixth-largest bank holding company, with assets of $320 billion. Bank One currently has more than 51 million credit cards issued, nearly 7 million retail households, and approximately 20,000 middle market customers. It also manages $188 billion of clients' investment assets.

J.P. Morgan Chase & Co. (www.jpmorganchase.com) is a leading global financial services firm with assets of $801 billion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, investment management, private banking and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase is headquartered in New York and serves more than 30 million consumers nationwide, and many of the world's most prominent corporate, institutional and government clients.


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MEDIA CONTACTS:         Bank One          Thomas A. Kelly           312 732-7007
                        JPMorgan Chase    Joseph M. Evangelisti     212 270-7438